Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Appoints New Senior Leaders

Andrew Levy Named Chief Financial Officer; Julia Haywood Named Chief Commercial Officer

CHICAGO, August 18, 2016 - United Continental Holdings, Inc. (UAL) today announced the addition of two key members to the company’s executive leadership team with the appointment of Andrew Levy as executive vice president and chief financial officer and Julia Haywood as executive vice president and chief commercial officer.

Gerry Laderman, who has been serving as acting chief financial officer, will continue in his previous role as senior vice president, finance, procurement and treasurer. Jim Compton, who currently serves as chief revenue officer and vice chairman of United, will retire at the end of the year, after supporting the transition.

Levy comes to United following more than thirteen years of leadership at Allegiant Travel Company, a highly successful ultra-low cost carrier. Levy brings a comprehensive airline background to United, having held the roles of president, chief operating officer and chief financial officer.

“Andrew is the ideal candidate to join United. His deep experience in not only finance, but airline operations is critical as we are redefining all aspects of our business to build a truly great airline,” said Oscar Munoz, president and CEO. “Gerry’s leadership over the last year has been invaluable. He is a trusted advisor and I look forward to continuing to work with him as a member of the executive leadership team.”

Haywood joins United from The Boston Consulting Group (BCG), where she served as partner and managing director. Most recently, Haywood was a partner on BCG’s revenue and network transformation team at United.

“I have spent the last few months working with Julia as she has been partnering with our revenue and network teams, and her expertise in global consumer travel will be a tremendous addition to drive United’s strategic direction,” said Munoz. “I can’t thank Jim enough for his leadership during his years at United. The entire United team wishes him well on his upcoming retirement and recognizes the significant contributions he has made to our business in his years at the company.”

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Munoz continued, “Julia and Andrew bring a powerful combination of industry perspective and experience to our leadership team.”

During his time at Allegiant, Levy initially led the efforts to successfully restructure and assume ownership control of the company. Levy then had a leading role in the development and execution of the innovative plan that resulted in Allegiant’s success, including responsibility for strategy, planning, finance and operations. Prior to Allegiant, he held several leadership positions at MPower Communications, serving as vice president of network development and network planning. Levy is currently on the board of Copa Airlines. Levy has a bachelor’s degree from Washington University and a juris doctor from Emory University.

Haywood has been at BCG for twelve years, where she has ascended to lead the firm’s airline transformation practice globally, with specific expertise in commercial strategy and execution, network planning and revenue growth. Throughout her career she has worked with more than a dozen airlines ranging from ultra-low cost carriers to large global network carriers, including a series of complex multi-year transformations for airlines on three continents. Prior to BCG, Haywood served in various roles for the International Olympic Committee, focusing on strategy and operations. She has a bachelor’s degree from Laurentian University and an MBA from Melbourne Business School.

About United

United Airlines and United Express operate more than 4,500 flights a day to 339 airports across five continents. In 2015, United and United Express operated more than 1.5 million flights carrying more than 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 720 mainline aircraft, and this year, the airline anticipates taking delivery of 21 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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